TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                    RESULTS FOR FISCAL YEAR 2005


Minneapolis/October 21, 2004/--For the quarter ended September 30, 2004, Techne Corporation's consolidated net earnings were $14.2 million or 34 cents per share (diluted) compared with $12.6 million or 30 cents per share (diluted) for the quarter ended September 30, 2003. Net earnings as a percentage of sales improved from 33.1% in the first quarter of last year to 34.7% for the quarter ended September 30, 2004 and cash and short-term investments increased from $176.6 million at June 30, 2004 to $196.1 million at September 30, 2004.

Consolidated net sales for the quarter ended September 30, 2004 were $40.9 million, an increase of 8% from the quarter ended September 30, 2003. R&D Systems' Biotechnology Division net sales for the quarter ended September 30, 2004 were $25.9 million, an increase of 8%. R&D Europe's net sales for the quarter were $11.0 million, an increase of 14%. In British pound sterling, R&D Europe's net sales increased 2% for the quarter ended September 30, 2004. R&D Systems' Hematology Division net sales for the quarter were $4.0 million, a decrease of $268,000 (6%).

Gross margins, as a percentage of net sales, increased from 77.2% in the first quarter of fiscal 2004 to 78.3% in the first quarter of fiscal 2005. This increase was mainly the result R&D Europe gross margins which increased from 49.2% to 51.8% for the quarter as a result of favorable exchange rates as a result of a weaker U.S. dollar to the British pound.

Selling, general and administrative expenses for the quarter ended September 30, 2004 increased $551,000 (11%). R&D Systems' selling, general and administrative expenses increased $340,000 (11%) for the quarter year ended September 30, 2004. The majority of the increase for the quarter was a result of higher personnel costs. In addition, Techne's corporate expenses increased $188,000 for the quarter ended September 30, 2004 as the result of higher legal and consulting fees.

Research and development expenses for the quarter ended September 30, 2004 decreased $275,000 (6%). Included in research and development expenses for the prior year period were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The losses by these companies included in Techne results for the quarter ended September 30, 2003 were $608,000. In the fourth quarter of fiscal 2004, the Company wrote off its investment in DGI as an impairment loss. The Company also converted from the equity method to the cost method for accounting for its investment in CCX in the fourth quarter of fiscal 2004. R&D Systems' internal research and development expenses increased $333,000 (8%) for the quarter ended September 30, 2004 mainly as a result of increased personnel.

Higher interest expense for the quarter ended September 30, 2004 was the result of interest due from the settlement of a State of Minnesota audit assessment. The Company had been assessed $1.75 million, plus interest, for fiscal years 2000-2002. The Company appealed the assessment and settled with the State of Minnesota for $525,000, plus $81,000 in interest. The settlement amount of $525,000 was fully reserved for at June 30, 2004.

Other non-operating expenses increased $388,000 for the quarter ended September 30, 2004, mainly as a result of higher exchange losses and non-operating building expenses.

First quarter fiscal 2005 results were favorably effected by the strength of the British pound as compared to the U.S. dollar. The impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was $314,000 for the quarter ended September 30, 2004.

Statements in this earnings release and elsewhere, which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

             *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854



                           TECHNE CORPORATION
                                 9/30/04
                  (In thousands, except per share data)
                               (Unaudited)

                                                     QUARTER ENDED
                                                  ------------------
                                                   9/30/04   9/30/03
                                                  --------  --------
Net sales                                         $ 40,919  $ 37,993
Cost of sales                                        8,887     8,663
                                                  --------  --------
Gross margin                                        32,032    29,330

Operating expenses:
   Selling, general and administrative               5,634     5,083
   Research and development                          4,688     4,963
   Amortization of intangible assets                   305       400
                                                  --------  --------
      Total operating expenses                      10,627    10,446
                                                  --------  --------
Operating income                                    21,405    18,884
Other expense (income):
   Interest expense                                    245       175
   Interest income                                  (1,053)     (726)
   Other non-operating expense (income), net           466        78
                                                  --------  --------
       Total other expense (income)                   (342)     (473)
                                                  --------  --------
Earnings before income taxes                        21,747    19,357
Income taxes                                         7,555     6,785
                                                  --------  --------
Net earnings                                      $ 14,192  $ 12,572
                                                  ========  ========

Earnings per share:
  Basic                                           $   0.34  $   0.31
  Diluted                                         $   0.34  $   0.30
Weighted average common shares outstanding:
  Basic                                             41,169    40,965
  Diluted                                           41,676    41,600

                                                   9/30/04   6/30/04
                                                  --------  --------
ASSETS
Cash and equivalents                              $ 62,240  $ 51,201
Short-term investments                             133,822   125,392
Trade accounts receivable                           18,715    20,262
Interest receivable                                    939       837
Inventory                                            7,874     7,457
Other current assets                                 5,915     5,774
Property and equipment, net                         79,753    80,504
Goodwill, net                                       12,540    12,540
Intangible assets, net                               2,514     2,819
Other non-current assets                            18,309    18,674
                                                  --------  --------
  Total assets                                    $342,621  $325,460
                                                  ========  ========
LIABILITIES
Current liabilities                               $ 15,433  $ 13,459
Long-term debt                                      14,244    14,576
Stockholders' equity                               312,944   297,425
                                                  --------  --------
  Total liabilities and equity                    $342,621  $325,460
                                                  ========  ========